UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2005

Date of Report (Date of earliest event reported)

INTERCHANGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-50989 (Commission File Number)	33-0849123 (I.R.S. Employer Identification Number)

24422 Avenida de la Carlota, Suite 120
Laguna Hills, California 92653
(Address of principal executive offices) (Zip Code)

(949) 784-0800
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.

     On February 9, 2005, Interchange Corporation (the “Registrant”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Interchange Europe Holding Corporation, a wholly-owned subsidiary of the Registrant (“Sub”), and five shareholders of Inspire Infrastructure 2i AB, a Swedish limited company, (“Inspire”) to purchase 1,000 shares, constituting all of the outstanding shares of Inspire, for an aggregate purchase price of $15,000,000 in cash plus additional consideration consisting of up to 447,067 shares of the Registrant’s common stock, par value $0.00001 per share, which are payable upon the achievement of certain business performance criteria in the future (the “Shares”). On February 28, 2005, the Registrant closed its acquisition of Inspire, which was renamed Interchange Europe.

     On June 30, 2005, the Registrant issued the Shares and entered into an Indemnification Escrow Agreement with the Sub, Antony Waldorf and Citibank, N.A. (the “Indemnification Escrow Agreement”) whereby the Sub deposited $1,500,000 of the purchase price as well as 149,022 of the Shares into an escrow fund to satisfy any claims which might arise under the Share Purchase Agreement.

     The issuance of the Shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), including Regulation D promulgated thereunder, as transactions not involving any public offering. The recipients of the Shares in the transaction represented their level of sophistication or status as an accredited investor and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through other relationships, to such information.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2005	By:	/s/ Douglas S. Norman
Douglas S. Norman
Chief Financial Officer and Secretary

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